EXHIBIT 10.45

Form of Sears Holdings Corporation              Long Term Incentive Program

The Sears Holdings Corporation              Long Term Incentive Program (“LTIP”) is designed to motivate key executives to achieve our long-term objectives and successfully position the company for future success. Performance goals under the LTIP align individual financial objectives with the financial goals of the company. Actual awards vary based on achieved performance.

Name: NAME

Title: TITLE

Your Compensation Opportunity

Your LTIP Award	$

Your Actual Cash Incentive Award is equal to your Target Cash Incentive Award times the Award Multiple (see below). The above amount represents your              annualized award prorated from MONTH DAY, YEAR through the end of the Company’s              fiscal year.

How Performance is Measured

Performance is measured over a three-year period –         ,          and          fiscal years (the “Performance Period”) and is based on the cumulative LTIP EBITDA.

The Compensation Committee, on behalf of the Board of Directors, has established a Target LTIP EBITDA, a Threshold LTIP EBITDA and a Superior LTIP EBITDA for the Performance Period. These amounts may be adjusted by the Committee under certain circumstances.

	EBITDA Targets (millions)		Threshold		Target		Superior
	$	Cumulative EBITDA (millions)	$		$		$

	$	Percent of Target		%		100%		%

	$	Award Multiple		%		100%		%

Total	$

LTIP EBITDA refers to the total earnings of the company and its affiliates and predecessors, other than Sears Canada, for the performance period, determined before interest, taxes, depreciation and amortization. LTIP EBITDA excludes the following items: all litigation or claim judgments or settlements; the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; and bankruptcy-related matters of the predecessor company.

Payment of Awards

The LTIP Award earned will be paid in cash within          days of the end of the Performance Period. If permitted by the Compensation Committee, you may elect stock in lieu of cash.

You must be actively employed on the date of payment in order to receive the LTIP Award. If you retire, die or become disabled (as defined by the              LTIP) after the first 12 months of the Performance Period, you may be eligible for a pro-rated LTIP Award.

This is a summary of select key terms of the Sears Holdings Corporation              Long Term Incentive Program. See the              LTIP document for a complete program description. If any terms in this letter and the              LTIP document are in conflict, the              LTIP document will rule.